Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT

TO SELL NORTH CAROLINA HOSPITAL TO DUKE HEALTH

FRANKLIN, Tenn. (Dec. 11, 2024) – Community Health Systems, Inc. (NYSE: CYH) announced today that a subsidiary of the Company has signed a definitive agreement to sell 123-bed Lake Norman Regional Medical Center in Mooresville, N.C., and related businesses, to Duke Health for approximately $280 million, subject to certain net working capital and other adjustments.

The transaction is expected to close in the first quarter of 2025, subject to regulatory approvals and closing conditions.

The hospital included in this transaction is among the additional potential divestitures discussed on the Company’s third quarter 2024 earnings call and subsequent public appearances.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 39 distinct markets across 15 states. The Company’s subsidiaries own or lease 69 affiliated hospitals with more than 11,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. More information about the Company can be found on its website at www.chs.net.

Media Contact:
Tomi Galin

Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:
Kevin Hammons

President and Chief Financial Officer

(615) 465-7000

Anton Hie

Vice President – Investor Relations

(615) 465-7012

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